                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                         Page 1 of 22 Pages
--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___ )*

                              Mortgage.com, Inc.
                 --------------------------------------------
                               (Name of Issuer)


                                 Common Stock
                 --------------------------------------------
                        (Title of Class of Securities)

                                   67910V102
                 --------------------------------------------
                                (CUSIP Number)

                                August 11, 1999
                 --------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 2 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      Technology Crossover Ventures II, L.P.
      See Item 2 for identification of General Partner
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                    2,084,955(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                     2,084,955(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                  2,084,955(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 4,570,979 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 3 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV II (Q), L.P.
      See Item 2 for identification of General Partner
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                    1,602,943(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                     1,602,943(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                  1,602,943(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          3.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 5,052,991 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 4 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV II Strategic Partners, L.P.
      See Item 2 for identification of General Partner
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                      284,471(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                       284,471(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    284,471(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 6,371,463 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 5 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      Technology Crossover Ventures II, C.V.
      See Item 2 for a list of General Partners
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Netherlands Antilles

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                      318,331(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                       318,331(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    318,331(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 6,337,603 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 6 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV II. V.O.F.
      See Item 2 for a list of Managing General Partners
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Netherlands Antilles

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                       67,733(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                        67,733(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     67,733(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 6,588,201 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 7 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      Technology Crossover Management II. L.L.C.
      See Item 2 for a list of Managing Members
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                    4,358,433(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                     4,358,433(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                  4,358,433(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                         10.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

(A) Excludes an aggregate of 2,297,501 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 8 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV III (GP)

 1    See Item 2 for indentification of Managing General Partner
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                    16,680(A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                            0(A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                                    16,680(A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    16,680(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                               less than 0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

(A) Excludes an aggregate of 6,639,254 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 61910V 10 2             13G                    PAGE 9 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV III Strategic Partners, L.P.

 1    See Item 2 for identification of General Partner
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                    95,379(A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                            0(A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                                    95,379(A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    95,379(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                                       0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

(A) Excludes an aggregate of 6,560,555 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  61910V 102              13G                   PAGE 10 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV III, L.P.
      See Item 2 for a list of Managing Members
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                 79,241(A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                         0(A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                                 79,241(A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                      0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                 79,241(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                                    0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 6,576,693 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  61910V 102              13G                   PAGE 11 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      TCV III, (Q). L.P.
      See Item 2 for identification of General Partner
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                              2,106,201(A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                         0(A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                              2,106,201(A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                      0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                              2,106,201(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                                    5.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 4,549,733 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  61910V 102              13G                   PAGE 12 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      Technology Crossover Management III, L.L.C.
      See Item 2 for identification of General Partner
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                              2,297,501(A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                         0(A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                              2,297,501(A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                      0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                              2,297,501(A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                                    5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

(A) Excludes an aggregate of 4,358,433 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  61910V 102              13G                   PAGE 14 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      Richard H. Kimball
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                       0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                  6,655,934
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                               6,655,934
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                       0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                               6,655,934
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                                    15.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  61910V 102              13G                   PAGE 13 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      Jay C. Hoag
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                       0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                  6,655,934
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                               6,655,934
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                       0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                               6,655,934
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                                                    15.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 15 of 22 Pages
--------------------------------------------------------------------------------

  Item 1.
         (a) NAME OF ISSUER: Mortgage.com, Inc. (the "Company")
         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 8751 Broward Boulevard; Plantation, Florida 33324

Item 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
     (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

II.
     (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

III.
     (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II Strategic Partners"). The General Partner of TCV II Strategic Partners is TCM II.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

IV.
     (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The General Partners of TCV II, C.V. are TCM II and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). TCA II is ultimately controlled by Hoag and Kimball.
     (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
     (c) Netherlands Antilles
     (d) Common Stock
     (e) 61910V 10 2

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 16 of 22 Pages
--------------------------------------------------------------------------------

V.
     (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are TCM II and TCA II.
     (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
     (c) Netherlands Antilles
     (d) Common Stock
     (e) 61910V 10 2

VI.
     (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

VII.
     (a) TCV III (GP), a Delaware general partnership ("TCV III (GP)"). The Managing General Partner of TCV III (GP) is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Hoag and Kimball.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

VIII.
     (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III (SP)"). The General Parter of TCV III (SP) is TCM III.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

IX.
     (a) TCV III, L.P., a Delaware limited partnership ("TCV III"). The General Partner of TCV III is TCM III.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

X.
     (a) TCV III (Q), L.P., a Delaware limited partnership ("TCV III (Q)"). The General Partner of TCV III (Q) is TCM III.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 17 of 22 Pages
--------------------------------------------------------------------------------

XI.
     (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 61910V 10 2

XII.
     (a) Jay C. Hoag
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) U.S. citizen
     (d) Common Stock
     (e) 61910V 10 2

XIII.
     (a) Richard H. Kimball
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) U.S. citizen
     (d) Common Stock
     (e) 61910V 10 2

     Item 3.

     Not Applicable

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 18 of 22 Pages
--------------------------------------------------------------------------------

     Item 4.

     (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:



                                      Common Stock                                               Dispositive
                                      ------------                                               -----------
         Filing Person             Beneficially Owned       % of Class(1)       Voting Power        Power
         -------------             ------------------       -------------       ------------        -----
TCV II, L.P. (2)                            2,084,955            5.0%                 sole           sole
TCV II (Q)  (2)                             1,602,943            3.9%                 sole           sole
TCV II Strategic Partners  (2)                284,471            0.7%                 sole           sole
TCV II, C.V. (2)                              318,331            0.8%                 sole           sole
TCV II, V.O.F.(2)                              67,733            0.2%                 sole           sole
TCM II                                      4,358,433           10.4%                 sole           sole
TCV III (GP) (3)                               16,680            0.0%                 sole           sole
TCV III, L.P. (3)                              79,241            0.2%                 sole           sole
TCV III (Q) (3)                             2,106,201            5.0%                 sole           sole
TCV III Strategic Partners (3)                 95,379            0.2%                 sole           sole
TCM III                                     2,297,501            5.4%                 sole           sole
Hoag (4)                                    6,655,934           15.7%               shared           sole
Kimball (4)                                 6,655,934           15.7%               shared           sole

____________________________________
     (1) All percentages in this table are based on the 41,503,227 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 on August 12, 1999.

     (2) Each noted entity (together, the "TCV II Funds") is the beneficial owner of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II (Q) and TCV II Strategic Partners and as Investment General Partner of TCV II, C.V. and TCV II, V.O.F., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

     (3) Each noted entity (together, the "TCV III Funds") is the beneficial owner of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 19 of 22 Pages
--------------------------------------------------------------------------------

          General Partner of TCV III, L.P., TCV III (Q) and TCV III Strategic Partners and sole Managing General Partner of TCV III (GP), may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

     (4) Under the operating agreement of both TCM II and TCM III, Hoag and Kimball have the independent power to cause the funds managed by such entities to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV II Funds and the TCV III Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

Item 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 20 of 22 Pages
--------------------------------------------------------------------------------


     MATERIAL TO BE FILED AS EXHIBITS.
     --------------------------------

     The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

     Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997

     The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

     Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 21 of 22 Pages
--------------------------------------------------------------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated August 19, 1999

TECHNOLOGY CROSSOVER VENTURES II, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II (Q), L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, C.V.,
a Netherlands Antilles Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II, V.O.F.,
a Netherlands Antilles General Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware Limited Liability Company

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV III (GP),
a Delaware General Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 61910V 10 2                                        Page 22 of 22 Pages
--------------------------------------------------------------------------------

TCV III Strategic Partners, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV III, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV III (Q), L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C., a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

Jay C. Hoag

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory


Richard H. Kimball

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory